Exhibit 10.4

CREDIT AGREEMENT

dated as of

July 2, 2018

among

RETAIL VALUE INC.,

as Borrower,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent and a Lender,

and

THE SEVERAL LENDERS

FROM

TIME TO TIME PARTIES HERETO,

as Lenders

ARTICLE I. DEFINITIONS		1

1.1	Defined Terms	1

1.2	Classification of Loans and Borrowings	26

1.3	Terms Generally	26

1.4	[Reserved.]	27

1.5	[Reserved.]	27

1.6	Convertible Debt Accounting Guidance; Changes in GAAP	27

ARTICLE II. THE CREDIT		27

2.1	Revolving Commitments; Reduction in Revolving Commitments	27

2.2	Loans and Borrowings	28

2.3	Requests for Borrowings	28

2.4	Applicable Margins	29

2.5	Final Principal Payment	30

2.6	Facility Fee	30

2.7	[Reserved]	30

2.8	Principal Payments	30

2.9	Funding of Borrowings	30

2.10	Interest Elections	31

2.11	Changes in Interest Rate, Etc.	32

2.12	Rates Applicable After Default	32

2.13	Method of Payment	32

2.14	Notes; Telephonic Notices	33

2.15	Interest Payment Dates; Interest and Fee Basis	33

2.16	Notification of Borrowings, Interest Rates and Prepayments	33

2.17	Lending Installations	34

2.18	Non-Receipt of Funds by the Administrative Agent	34

2.19	Mitigation Obligations; Replacement of Lenders	34

2.20	[Reserved]	35

2.21	[Reserved]	35

2.22	[Reserved]	35

2.23	[Reserved]	35

2.24	Application of Moneys Received	35

2.25	Usury	36

2.26	[Reserved]	36

i

2.27	Defaulting Lenders	36

ARTICLE IIA THE LETTER OF CREDIT SUBFACILITY		38

2A.1	Obligation to Issue	38

2A.2	Types and Amounts	38

2A.3	Conditions	39

2A.4	Procedure for Issuance of Facility Letters of Credit	39

2A.5	Reimbursement Obligations; Duties of Issuing Lender	41

2A.6	Participation	42

2A.7	Payment of Reimbursement Obligations	43

2A.8	Compensation for Facility Letters of Credit	45

2A.9	Letter of Credit Collateral Account	45

ARTICLE III. CHANGE IN CIRCUMSTANCES		46

3.1	Increased Costs	46

3.2	Capital Adequacy	47

3.3	Availability of Types of Borrowings	47

3.4	Funding Indemnification	48

3.5	Taxes	49

3.6	Lender Statements; Survival of Indemnity	52

ARTICLE IV. CONDITIONS PRECEDENT		53

4.1	Conditions to Effectiveness	53

4.2	Each Borrowing	54

ARTICLE V. REPRESENTATIONS AND WARRANTIES		55

5.1	Existence	55

5.2	Authorization and Validity	55

5.3	No Conflict; Government Consent	55

5.4	Financial Statements; Material Adverse Change	56

5.5	Taxes	56

5.6	Litigation and Guarantee Obligations	56

5.7	ERISA	56

5.8	Accuracy of Information	57

5.9	Regulation U	57

5.10	Material Agreements	57

5.11	Compliance With Laws	57

5.12	[Reserved]	57

5.13	Investment Company Act	57

5.14	Anti-Corruption Laws and Sanctions	57

5.15	Solvency	58

5.16	Insurance	58

5.17	REIT Status	59

5.18	Environmental Matters	59

5.19	Certificate of Beneficial Ownership	60

ARTICLE VI. COVENANTS		60

6.1	Financial Reporting	60

6.2	Use of Proceeds	62

6.3	Notice of Default	62

6.4	Conduct of Business	63

6.5	Taxes	63

6.6	Insurance	63

6.7	Compliance with Laws	63

6.8	Maintenance of Properties	63

6.9	Tangible Net Worth	63

6.10	Maintenance of Status	63

6.11	Restricted Payments	63

6.12	Merger; Sale of Assets	64

6.13	Sale and Leaseback	65

6.14	Certificate of Beneficial Ownership and Other Additional Information	65

6.15	Liens	65

6.16	Affiliates	66

6.17	Indebtedness	66

6.18	[Reserved]	66

6.19	Environmental Matters	66

ARTICLE VII. DEFAULTS		67

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		69

8.1	Acceleration	69

8.2	Amendments	71

8.3	Preservation of Rights	72

ARTICLE IX. GENERAL PROVISIONS		72

9.1	Survival of Representations	72

9.2	Governmental Regulation	72

9.3	[Reserved]	72

9.4	Headings	73

9.5	Entire Agreement	73

9.6	Several Obligations; Benefits of this Agreement	73

9.7	Expenses; Indemnification	73

9.8	Numbers of Documents	75

9.9	Accounting	75

9.10	Severability of Provisions	75

9.11	Non-Liability of Lenders	75

9.12	CHOICE OF LAW	76

9.13	CONSENT TO JURISDICTION	76

9.14	WAIVER OF JURY TRIAL	77

9.15	[Reserved]	77

9.16	[Reserved]	77

9.17	[Reserved]	77

9.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	77

ARTICLE X. THE ADMINISTRATIVE AGENT		78

ARTICLE XI. SETOFF; RATABLE PAYMENTS		80

11.1	Setoff	81

11.2	Ratable Payments	81

ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		81

12.1	Successors and Assigns	81

12.2	Participations	81

12.3	Assignments	82

12.4	Lender Pledges	85

12.5	Dissemination of Information	85

12.6	Confidentiality	85

12.7	USA Patriot Act	85

ARTICLE XIII. NOTICES		86

13.1	Notices	86

ARTICLE XIV. COUNTERPARTS		87

SCHEDULES:

Schedule 1	Lenders’ Revolving Commitments

Schedule 1A	Issuing Lenders’ Letter of Credit Commitments

Schedule 3	Litigation

EXHIBITS:

Exhibit A	Form of Note

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Assignment and Assumption

Exhibit D	Form of Loan/Credit Related Money Transfer Instruction

Exhibit E-1	Form of U.S. Tax Compliance Certificates

Exhibit E-2	Form of U.S. Tax Compliance Certificates

Exhibit E-3	Form of U.S. Tax Compliance Certificates

Exhibit E-4	Form of U.S. Tax Compliance Certificates

v

CREDIT AGREEMENT

This Credit Agreement, dated as of July 2, 2018, is among Retail Value Inc., a corporation organized under the laws of the State of Ohio (“RVI” or “Borrower”) and PNC Bank, National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”).

RECITALS

A.    The Borrower is primarily engaged in the business of owning, operating, leasing and managing retail, office, residential and industrial properties.

B.    RVI is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Section 856 of the Code.

C.    DDR is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Section 856 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1    Defined Terms.

As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin in effect on such date with respect to Floating Rate Borrowings and Floating Rate Loans.

“Accountants” means Pricewaterhousecoopers L.L.P., or such other recognized firm of certified public accountants as may from time to time be selected by Borrower and reasonably acceptable to Bank.

“Administrative Agent” or “Agent” means PNC Bank, National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Office” means the Administrative Agent’s office designated in Section 13.1(a)(ii) as the Administrative Office or such other office as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise. Notwithstanding the foregoing, DDR shall not be considered an Affiliate of RVI for purposes of this Agreement.

“Aggregate Commitment” means, as of any date, the total of all Revolving Commitments, which as of the Closing Date is $30,000,000.

“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (i) the Prime Rate in effect for such day, (ii) the NYFRB Rate in effect for such day plus 1/2% per annum and (iii) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the LIBOR Rate for any day shall be based on (A) the LIBO Screen Rate at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) and (B) the assumption that a Eurocurrency Borrowing is actually being made. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBOR Rate, respectively.

“Alternate Source” is defined in the definition of “LIBO Screen Rate”.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money-laundering.

“Applicable Margin” means the applicable margin set forth in the table in Section 2.4 used in calculating the interest rate applicable to the various Types of Borrowings, which shall vary from time to time in accordance with Borrower’s Leverage Ratio as determined pursuant to the compliance certificates delivered to the Administrative Agent pursuant to Section 6.1(iv).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any Assignment and Assumption executed and consented to in accordance with Section 12.3.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at Borrower’s option, assets that (A) previously had been Assets Under Development and (B) have been placed in service for less than twelve (12) months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, for up to twelve (12) months from the time such asset is no longer treated as an asset under development under GAAP, at either (i) 100% of then-current book value, as determined in accordance with GAAP, (a) for each Asset Under Development owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate; or (ii) 100% of the value of such Asset Under Development determined by dividing (x) twelve (12) months of income from signed leases by (y) the Capitalization Rate (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 70% of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer, any Vice President, General Counsel or Secretary of the Borrower, or any other officer designated in writing by one of the foregoing, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III” means, collectively, the global regulatory standards issued on January 13, 2011 by Basel and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any official body in connection therewith.

“Beneficial Owner” shall mean, for Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of Borrower’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct Borrower.

“Borrower” has the meaning set forth in the preamble paragraph of this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means a date on which a Borrowing is made hereunder.

“Borrowing Request” is a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to remain closed; provided that with respect to any Borrowings, disbursements and payments in respect of calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans, such day is also a day on which banks are open for dealings in dollar deposits in London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership interests in a partnership, limited liability company interests in a limited liability company, any and all equivalent ownership interests in a Person which is not a corporation, partnership or limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means (a) 7.5% for all Projects and assets located in the United States and (b) 9.0% for all other Projects and assets.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody’s and A by Fitch;

(iii)

certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody’s and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)

certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)

bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)

repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)

short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)

commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Certificate of Beneficial Ownership” shall mean, for Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of Borrower.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 3.2, by any lending office of such Lender or by such Lender’s or the Issuing Lender’s Parent, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than DDR on the Closing Date and prior to the effectiveness of this Agreement) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the total voting power of the then issued and outstanding voting Capital Stock of the Borrower;

(b)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than DDR on the Closing Date and prior to the effectiveness of this Agreement) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Capital Stock of the Borrower representing more than forty percent (40%) of the total voting power represented by the issued and outstanding Capital Stock of the Borrower; or

(c)

during any period of twelve (12) consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

“Closing Date” means the date of this Agreement.

“CMBS Loan Agreement” means that certain Loan Agreement, dated as of February 14, 2018, by and among the entities listed on Schedules 1.1(a) and 1.1(b) attached thereto, as borrowers, RVI CMA Holder LLC, as additional obligor, and Column Financial, Inc., JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, collectively, as lender (as amended, restated, supplemented or otherwise modified from time to time).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (i) Net Operating Income from Projects for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (ii) the Consolidated Group Pro Rata Share of Net Operating Income from Projects owned by Investment Affiliates for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (iii) the amount of Consolidated Cash Flow attributable to Management Fees received by the Consolidated Group for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results, divided by the Capitalization Rate.

“Consolidated Cash Flow” means, for any period, an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated

Group for such period attributable to Consolidated Outstanding Indebtedness during such period, plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of the interest expense attributable to such consolidated Subsidiary which is included under clause (a) of this definition and which is not related to Indebtedness which is a Guarantee Obligation of the Borrower equal to the percentage ownership in such consolidated Subsidiary which is not held either (i) directly or indirectly by the Borrower, or (ii) by holders of operating partnership units in such consolidated Subsidiary which are convertible into stock of the Borrower.

“Consolidated Market Value” means, as of any date, an amount equal to the sum of:

(a)

the Consolidated Capitalization Value as of such date (provided that the amount added to Consolidated Capitalization Value pursuant to clause (iii) thereof shall not exceed 12.5% of the Consolidated Market Value), plus

(b)	the value of Unrestricted Cash and Cash Equivalents, plus

(c)	the value of Assets Under Development (provided that the amount included in Consolidated Market Value pursuant to this clause (c) shall not exceed 10% of the Consolidated Market Value), plus

(d)

100% of the then-current value under GAAP of all First Mortgage Receivables (provided that the amount included in Consolidated Market Value pursuant to this clause (d) shall not exceed 5% of the Consolidated Market Value), plus

(e)	[reserved], plus

(f)	[reserved], plus

(g)

the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP (provided that the amount included in Consolidated Market Value for Mezzanine Debt Investments pursuant to this clause (g) shall not exceed 5% of the Consolidated Market Value);

provided that (x) the amount included in Consolidated Market Value that is attributable to Investment Affiliates shall not exceed 25% of Consolidated Market Value and (y) the aggregate amount included in Consolidated Market Value that is attributable to First Mortgage Receivables, Assets Under Development, Properties not located in the United States and Puerto Rico, and Management Fees (pursuant to clause (iii) of Consolidated Capitalization Value) shall not exceed 25% of Consolidated Market Value.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; plus that portion of any amount deducted as minority equity interest in calculating such consolidated net income which is attributable to minority interest holders holding operating partnership units in a member of the Consolidated Group which are convertible into stock in the

Borrower, but provided that there shall be excluded the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of any Indebtedness of such consolidated Subsidiary which is not a Guarantee Obligation of the Borrower equal to the percentage ownership interest in such consolidated Subsidiary which is not held directly or indirectly by the Borrower.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Convertible Debt Accounting Guidance” means any rule, regulation, pronouncement or other guidance under GAAP in the United States, which specifically relates to the accounting for convertible debt instruments that may be settled in cash upon conversion, and requires that the accounting treatment of such instruments be modified to (i) bifurcate the instrument into an indebtedness and an equity component, (ii) value each component of the instrument separately, and (iii) recognize interest expense on the indebtedness component at a rate similar to a liability instrument that does not have an equity component (which effectively represents a non-cash adjustment to interest expense in excess of the stated interest rate on the instrument).

“Credit Party” means the Administrative Agent, each Issuing Lender or any other Lender.

“DDR” means DDR Corp., an Ohio corporation.

“DDR Guaranty” means a guaranty of payment executed by DDR in favor of the Administrative Agent, pursuant to which DDR guaranties the payment Obligations of the Borrower hereunder.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) or clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute as to the amount of indemnification claimed by the Administrative Agent under Section 10.8 hereof, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting at the request of a Lender in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a Parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its Parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Lenders and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiary or any of their respective assets or Projects.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Value” means, with respect to a Subsidiary owned and in operation for a period of four (4) or more consecutive full fiscal quarters, by the Borrower or one of its other Subsidiaries, an amount equal to (A) the sum of net income (or loss) for the most recent four (4) consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, divided by (B) the Capitalization Rate, and then minus (C) Indebtedness of the Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for four (4) fiscal quarters, until it or its Properties have been owned and operated by the Borrower or one of its other Subsidiaries for four (4) or more consecutive full fiscal quarters, “Equity Value” shall mean the Borrower’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by the Capitalization Rate, and then minus the Indebtedness of such Subsidiary as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are

Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Facility Letter of Credit or a Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Facility Letter of Credit or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Facility Letter of Credit or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“External Management Agreement” means that certain External Management Agreement, dated as of July 1, 2018 by and between RVI and DDR Asset Management, LLC, a Delaware limited liability company.

“Facility Fee” is defined in Section 2.6.

“Facility Fee Rate” is, as of any date, the percentage established in accordance with the terms of Section 2.4.

“Facility Letter of Credit” means a Letter of Credit issued under the Revolving Facility.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Termination Date” means the earliest of (i) the Scheduled Facility Termination Date, (ii) the date on which the External Management Agreement is terminated, (iii) the date on which DDR Asset Management, LLC or another Wholly-Owned Subsidiary of DDR ceases to be “Service Provider” under the External Management Agreement as a result of assignment or operation of law or otherwise, and (iv) the date on which the principal amount outstanding under the CMBS Loan Agreement is repaid or refinanced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect to the implementation of the foregoing, and any official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate and (b) 0%.

“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Fitch” means Fitch Investor Services, Inc. and its successors.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Borrowing” means a Borrowing which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia or (b) that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such Capital Stock.

“Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time, and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time.

“Funds From Operations” means, for any period, the sum of (i) Consolidated Net Income for such period, excluding (A) gains (losses) on sales of property, (B) extraordinary or non-recurring expenses, income, losses or gains (including, for the avoidance of doubt, gains or losses on debt retirements), and (C) non-cash income and non-cash charges (including, without limitation, depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (ii) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, each of clauses (A), (B) and (C) shall exclude the pro rata share of such item attributable to minority interest holders which do not hold operating partnership units convertible to stock in the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1, subject to Section 1.6.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBOR Base Rate”.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Election” is defined in Section 2.10(b).

“Interest Period” means a period of one, two, three or six months (or such shorter period as may be approved by the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter (or the last day of such shorter period as may be approved by all of the Lenders), provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Issuance Date” is defined in Section 2A.4.

“Issuance Notice” is defined in Section 2A.4.

“Issuing Lender” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit and its successors in such capacity. As of the Closing Date, the permitted Issuing Lenders are PNC Bank, National Association. Any Issuing Lender may, in its discretion, arrange for a Facility Letter of Credit to be issued by its Affiliates (provided that either (a) such designation does not result in any increased cost or liability to the Borrower in any underlying transaction supported by such Letter of Credit as opposed to the cost or liability to such Borrower of a Letter of Credit issued by such Issuing Lender or (b) the Borrower gives its prior written consent to such designation, such consent not to be unreasonably withheld or delayed), in which case the term “Issuing Lender” shall include such Affiliate. Each reference herein to the Issuing Lender shall mean all of the Issuing Lenders, each Issuing Lender, any Issuing Lender or the applicable Issuing Lender, as the context may require.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“LC Disbursement” means a payment made by the applicable Issuing Lender pursuant to a Facility Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility Letters of Credit, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Issuing Lenders.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Commitment” means as to any Issuing Lender (i) the amount set forth opposite such Issuing Lender’s name on Schedule 1A hereof or (ii) if such Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Letter of Credit Commitment in the Register maintained by the Administrative Agent pursuant to Section 12.3.

“Letter of Credit Request” is defined in Section 2A.4.

“Leverage Ratio” means, at any date of determination, the ratio of (i) (A) Consolidated Outstanding Indebtedness minus (B) the amount of restricted cash and Cash Equivalents held as collateral or in escrow in a bank account by a lender, creditor or counterparty with respect to any Consolidated Outstanding Indebtedness, in each case, as of such date, to (ii) Consolidated Market Value, for the most recently ended period for which financial statements have been delivered pursuant to Section 6.1(i), (ii) or (iii).

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Interest Period and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero.

“LIBOR Applicable Margin” means, as of any date with respect to any Interest Period, the Applicable Margin in effect for such Interest Period as determined in accordance with Section 2.4 hereof.

“LIBOR Base Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

If on any date on which a LIBOR Base Rate would otherwise be determined, the Administrative Agent shall have determined (which determination shall be final and conclusive, absent manifest error) that either (a) (i) adequate and reasonable means do not exist for ascertaining the LIBOR Base Rate, or (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Base Rate, and the circumstances set forth in the preceding subparagraphs (i) or (ii) are unlikely to be temporary, or (iii) the circumstances set forth in the preceding subparagraphs (i) or (ii) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Base Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Base Rate or LIBO Screen Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBO Screen Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for the LIBOR Base Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Base Rate-based interest rate in effect prior to its replacement.

The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Cleveland, Ohio time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

Until an amendment reflecting a new replacement index in accordance with this Agreement is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Floating Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate” means, with respect to a Eurocurrency Borrowing for the relevant Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) in the case of ratable Eurocurrency Borrowings, the LIBOR Applicable Margin in effect from time to time during such Interest Period. The LIBOR Rate shall be rounded to the next higher 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.

“LIBOR Rate Borrowing” means a Borrowing which bears interest at the LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at the LIBOR Rate.

“LIBOR Termination Date” is defined in the definition of “LIBOR Base Rate.”

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Borrowing.

“Loan Documents” means this Agreement, the Notes, the DDR Guaranty and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Party” means Borrower or any Subsidiary providing a guaranty of the Obligations.

“Management Fees” means, collectively, all fees and income earned by the Borrower and any of its Wholly-Owned Subsidiaries for the applicable period in connection with the management, development, and operations of a Property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Debt Investments” mean any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the sum of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, plus any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions. As used herein “Property Management Fees”, means, with respect to each Project for any period, the amount equal to the actual management fees paid under any property management agreement for such Project.

“Nonrecourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the applicable Lender, including any amendment, modification, renewal or replacement of such promissory note.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the Borrowings, the LC Exposures and all accrued and unpaid interest, fees and all other obligations of Borrower to the Administrative Agent or the Lenders, or any of them, arising under this Agreement or any of the other Loan Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Facility Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” is defined in Section 12.2.

“Participant Register” is defined in Section 12.2.

“Passive Non-Real Estate Investments” means stock or other equity interests in or debt of entities not primarily involved in commercial real estate development or ownership.

“Payment Date” means, with respect to the payment of interest accrued on any Floating Rate Borrowing or any Facility Letter of Credit Fee or issuance fee for any Facility Letter of Credit, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.27 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitments) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and any Lender’s status as a Defaulting Lender.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by PNC Bank, National Association or its Parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Project” means any real estate asset owned by Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail, office, residential or industrial property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recipient” means the Administrative Agent, any Lender and the Issuing Lenders, as applicable.

“Recourse Indebtedness” means any Indebtedness of Borrower or any of its Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Register” is defined in Section 12.3.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Lender and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” is defined in Article X.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time, provided that the Revolving Exposures and Revolving Commitments of Defaulting Lenders shall be excluded for purposes of such determination, as provided in Section 2.27(b).

“Reserve Requirement” means, with respect to a Eurocurrency Loan and Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower, or any transaction that has a substantially similar effect.

“Revolving Commitment” means with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Facility Letters of Credit hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender’s Revolving Commitment as of the Closing Date is set forth on Schedule 1, which may be modified or supplemented by any Assignment and Assumption executed and consented to in accordance with Section 12.3, pursuant to which such Lender shall have assigned or assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Commitments is $30,000,000 as of the Closing Date.

“Revolving Exposure” means with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a)(i).

“Sanctioned Country” means, at any time, (A) a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria), (B) any country, region or territory listed in any sanctions-related list of designated countries, regions or territories maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union Member State, Her Majesty’s Treasury of the United Kingdom or other relevant Governmental Authority.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant Governmental Authority.

“Scheduled Facility Termination Date” means February 9, 2021.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement, dated as of July 1, 2018, by and between DDR and RVI.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Tangible Net Worth Covenant” means the financial covenant set forth in Section 6.9 of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Exposure” means, at any time, the sum of the aggregate Revolving Exposures for each of the Lenders.

“Transferee” is defined in Section 12.5.

“Type” when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined. For purposes hereof, “rate” shall include the LIBOR Rate and the Alternate Base Rate.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor or subject to any reserves, escrow or claim of any kind in favor of any Person (other than, with respect to certain joint ventures, non-discretionary and purely procedural requirements that must be satisfied in order for such cash and Cash Equivalents to be distributed) and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) 100% of its then-current book value, as determined under GAAP, for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current book value, as determined under GAAP, for any such items owned by an Investment Affiliate. For purposes hereof, cash reserves set aside by the Borrower under Section 2.27 or Section 7.6 shall be treated as restricted.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.5(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2    Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

1.3    Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

1.4    [Reserved.]

1.5    [Reserved.]

1.6    Convertible Debt Accounting Guidance; Changes in GAAP.

Notwithstanding any provision contained in this Agreement to the contrary, solely for purposes of calculating any financial metric or ratio required hereunder, such calculation shall ignore the application of the Convertible Debt Accounting Guidance, if and to the extent otherwise applicable to Borrower’s financial statements. If at any time any material change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (which shall not be unreasonably withheld)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders an explanation of the impact of such change in reasonable detail satisfactory to the Administrative Agent.

ARTICLE II.

THE CREDIT

2.1    Revolving Commitments; Reduction in Revolving Commitments.

(a)    Commitment to Lend. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower from time to time prior to the Facility Termination Date in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, or the Total Exposure exceeding the Aggregate Commitment. The Borrowings may be ratable Floating Rate Borrowings or ratable Eurocurrency Borrowings. The Revolving Facility is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Borrowings hereunder, repay such Borrowings and re-borrow Borrowings at any time prior to the Facility Termination Date.

(b)    [Reserved].

(c)    Termination of Revolving Commitments. The Borrower shall have the right, upon not less than five (5) Business Days’ irrevocable notice to the Administrative Agent, to terminate the Revolving Commitments in their entirety or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any payments of Borrowings made on the effective date thereof, the Total Exposure would exceed the remaining Aggregate Commitments, subject to the provisions of the following paragraph. Any such reduction shall be in an amount equal to $500,000 or a whole multiple thereof and shall reduce permanently the Revolving Commitments. Any such reduction shall reduce the Revolving Commitments of all of the Lenders ratably in proportion to their respective Revolving Commitments. The Administrative Agent shall promptly forward to the Lenders any notice of termination or reduction of the Revolving Commitments.

2.2    Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)    Subject to Section 3.3, each Borrowing shall be comprised entirely of Floating Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than $100,000. At the time that each Floating Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $100,000; provided that a Floating Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5. No more than ten (10) Eurocurrency Borrowings may be outstanding at any one time under the Revolving Facility.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Facility Termination Date.

2.3    Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Cleveland, Ohio time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Floating Rate Borrowing, not later than 12:00 p.m., Cleveland, Ohio time, on the date of the proposed Borrowing; provided that any such notice of a Floating Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5 may be given not later than 10:00 a.m., Cleveland, Ohio time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2: (i) the Type of the requested Borrowing; (ii) the aggregate amount of such Borrowing; (iii) the date of such Borrowing, which shall be a Business Day; (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.10. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Floating Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4    Applicable Margins. (a) On the Closing Date and thereafter, until changed in accordance with the following provisions, the LIBOR Applicable Margin shall be 125 basis points and the ABR Applicable Margin shall be 25 basis points.

(b)    Each of the ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Borrowings and the Facility Fee Rate to be used in calculating the Facility Fee shall vary from time to time in accordance with the Borrower’s Leverage Ratio, commencing with the delivery of financial statements required under Section 6.1 and a Compliance Certificate for the fiscal quarter of the Borrower ended on September 30, 2018, and continuing with each fiscal quarter thereafter, in accordance with the following table:

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin	Facility Fee Rate
Less than 35%	1.05%	0.05%	0.15%
Greater than or equal to 35% and less than 40%	1.10%	0.10%	0.15%
Greater than or equal to 40% and less than 45%	1.15%	0.15%	0.20%
Greater than or equal to 45% and less than 50%	1.25%	0.25%	0.20%
Greater than or equal to 50% and less than 55%	1.30%	0.30%	0.30%
Greater than or equal to 55%	1.50%	0.50%	0.30%

Changes in the Applicable Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.1(i) or (iii), as the case may be, of the financial statements of the Borrower for the relevant period most recently ended, accompanied by a compliance certificate in accordance with

Section 6.1(iv) demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in Section 6.1(i) or (iii), accompanied by a compliance certificate in accordance with Section 6.1(iv), and such failure has continued for at least five (5) days, or (B) a Default has occurred and is continuing, the Applicable Margin shall be the highest percentage indicated therefor in the above table, regardless of the Leverage Ratio at such time. The foregoing does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

2.5    Final Principal Payment. Any outstanding Borrowings and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.6    Facility Fee. Subject to Section 2.27(a), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) calculated for each day after the Closing Date through the Facility Termination Date at a per annum rate equal to the Facility Fee Rate in effect for such day (converted to a per diem rate) times the Aggregate Commitment as of such day. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter beginning September 30, 2018 (for the period from the Closing Date through September 30, 2018) and continuing on the last day of each calendar quarter thereafter, with any accrued and unpaid Facility Fee due and payable on the Facility Termination Date (for the period from the first day of the quarter during which the Facility Termination Date occurs through the Facility Termination Date). Notwithstanding the foregoing, all accrued Facility Fees shall be payable on the effective date of any reduction in the Aggregate Commitment or any termination of the obligations of the Lenders to make Loans hereunder.

2.7    [Reserved].

2.8    Principal Payments. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Borrowings without prior notice to the Administrative Agent. A LIBOR Rate Borrowing may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day.

2.9    Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in immediately available funds, not later than 2:00 p.m., Cleveland, Ohio time, in the case of fundings to an account in Cleveland, Ohio, or 2:00 p.m., local time, in the case of fundings to an account in another jurisdiction. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower; provided that Floating Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2A.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender.

2.10    Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.10. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, the Borrower may not (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.2(d), (ii) elect to convert any Floating Rate Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.2(c), or (iii) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to such Borrower on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c).

(b)    To make an election pursuant to this Section (an “Interest Election Request”), the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent (hereinafter referred to as a “Conversion/Continuation Notice”).

(c)    Each telephonic and written Conversion/Continuation Notice shall specify the following information in compliance with Section 2.2 and paragraph (a) of this Section: (i) the Borrowing to which such Conversion/Continuation Notice applies; (ii) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Conversion/Continuation Notice requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Floating Rate Borrowing.

2.11    Changes in Interest Rate, Etc.. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is converted from a LIBOR Rate Borrowing into a Floating Rate Borrowing pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Rate Borrowing pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Borrowing maintained as a Floating Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Borrowing shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Borrowing.

2.12    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) no Borrowing may be made as, converted into or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to a Floating Rate Borrowing at the end of the Interest Period applicable thereto. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each LIBOR Rate Borrowing shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Borrowing shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Borrowing plus 2% per annum.

2.13    Method of Payment.

(i)    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Office, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. Cleveland, Ohio time on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each such payment shall be made in Dollars.

(ii)    As provided elsewhere herein, all Lenders’ interests in the Borrowings and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to 1:00 p.m. Cleveland, Ohio time, and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid.

(iii)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9, 2A.5, 2A.6(b) or 10.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (A) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (B) hold any such amounts in a segregated account as cash collateral for, and application to, any such unsatisfied obligations of such Lender under any such Section or any contingent reimbursement obligations of such Lender with respect to then outstanding Facility Letters of Credit until all such unsatisfied obligations are fully paid, in the case of each of clauses (A) and (B) above, in any order as determined by the Administrative Agent in its discretion.

2.14    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, effect selections of Types of Borrowings and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Borrowing shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest accrued on each LIBOR Rate Loan shall be payable on the last day of the Interest Period applicable to such LIBOR Rate Loan (or, if such Interest Period is in excess of three months, on the 90th day of such Interest Period) or any earlier date on which such LIBOR Rate Loan is repaid, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Borrowing shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16    Notification of Borrowings, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Request, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent

(or such earlier time as is required by Section 2.3). The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Borrowing promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17    Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.18    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.19    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 3.1 or Section 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1, 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (w) any Lender requests compensation under Section 3.1 or Section 3.2, or (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or (y) any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 8.2, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1, 3.2 or 3.5) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Lenders, which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.27, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Facility Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.20    [Reserved].

2.21    [Reserved].

2.22    [Reserved].

2.23    [Reserved].

2.24    Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Revolving Facility directly or indirectly, shall be applied in the following order of priority, subject to Section 2.13(iii) and Section 2.27:

(i)    to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;

(ii)    to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 3.1;

(iii)    to the payment of any fee due pursuant to Section 2A.8(b) in connection with the issuance of a Facility Letter of Credit to the Issuing Lender, to the payment of the Facility Fee to the Lenders, if then due, and to the payment of all fees to the Administrative Agent;

(iv)    first to interest and the Facility Letter of Credit Fee then due to the Lenders until paid in full and then to principal for all Lenders (i) as allocated by the Borrower (unless a Default exists) among the Borrowings (to be distributed in accordance with the applicable pro rata shares of the outstanding amounts of the Lenders for the Revolving Facility) or (ii) if a Default exists, in accordance with the respective Funded Percentages of the Lenders until principal is paid in full, each Lender’s share of such payment to be allocated pro rata among the outstanding Types of Loans owed to such Lender and then to the Letter of Credit Collateral Account until the full amount of LC Exposures is on deposit therein; and

(v)    any other sums due to the Administrative Agent or any Lender under any of the Loan Documents.

2.25    Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.26    [Reserved].

2.27    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6, and fees shall continue to accrue on the used portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6, but shall not be payable to such Defaulting Lender by the Borrower until such Defaulting Lender ceases to be a Defaulting Lender, if ever; and

(b)    the Revolving Commitments and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided that any waiver, amendment or modification that increases the Revolving Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate owing to a Defaulting Lender or extends the Facility Termination Date shall require the consent of such Defaulting Lender.

(c)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    so long as no Default or Unmatured Default has occurred and is continuing, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2A.9 and Section 8.1 for so long as such LC Exposure is outstanding;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees, and such fees shall not accrue, to such Defaulting Lender pursuant to Section 2A.8 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2A.8(a) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2A.8(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Facility Letter of Credit, unless the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.27(c), and participating interests in any newly issued or increased Facility Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted or will default in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Facility Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders or the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders and the funded and unpaid participations of the other Lenders in the Facility Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Percentage.

ARTICLE IIA

THE LETTER OF CREDIT SUBFACILITY

2A.1    Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Issuing Lender hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit denominated in Dollars in accordance with this Article 2A, subject to Section 2.1(e), from time to time during the period commencing on the date hereof and ending on the fifth Business Day prior to the Scheduled Facility Termination Date. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Facility Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Facility Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Lenders shall have no obligation hereunder to issue, and shall not issue, any Facility Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject to any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

2A.2    Types and Amounts. The Issuing Lender shall not:

(i)    issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by such Issuing Lender, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Lender;

(ii)    unless such Issuing Lender otherwise consents, issue any Facility Letter of Credit if, after giving effect thereto, the LC Exposure of any Issuing Lender would exceed its Letter of Credit Commitment or the Revolving Exposure of any Issuing Lender would exceed its Revolving Commitment;

(iii)    issue any Facility Letter of Credit if, after giving effect thereto, the LC Exposure would exceed $5,000,000, or the Total Exposure would exceed the Aggregate Commitments; or

(iv)    issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date which is later than five (5) Business Days prior to the Scheduled Facility Termination Date (subject to the provisions set forth below).

Notwithstanding the foregoing conditions contained in Section 2A.2(iv) above, a Facility Letter of Credit may have an expiration date that is up to two (2) years after the maturity of the Facility provided that not later than forty-five (45) days prior to such maturity, Borrower provides cash or other collateral acceptable to all Lenders in the full amount available to be drawn under all Facility Letters of Credit with expiration dates after the maturity date of the Facility. Any such collateral shall be held in the Letter of Credit Collateral Account.

2A.3    Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 4.2 hereof, the obligation of the Issuing Lender to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)    the Borrower shall have delivered to the Issuing Lender at such times and in such manner as the Issuing Lender may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Lender as to form and content; and

(ii)    as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Lender from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Lender and no request or derivative (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit or request that the Issuing Lender refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular.

2A.4    Procedure for Issuance of Facility Letters of Credit.

(a)    Borrower shall give the Issuing Lenders and the Administrative Agent at least five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) (except that, in lieu of such written notice, the Borrower may give the Issuing Lenders and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Lenders and the Administrative Agent immediately of a telecopy of the written notice required hereunder); such notice shall be irrevocable and shall specify:

(i)    the identity of the Issuing Lender selected to issue the Facility Letter of Credit requested (it being agreed that the Borrower shall use commercially reasonable efforts to cause the Facility Letters of Credit to be issued by the Issuing Lenders on a proportionate basis in accordance with their proportionate share of the Letter of Credit Commitments); and

(ii)    the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000); and

(iii)    the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”); and

(iv)    the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the latest permissible date pursuant to Section 2A.2); and

(v)    the purpose for which such Facility Letter of Credit is to be issued; and

(vi)    the full name and the address of the Person for whose benefit the requested Facility Letter of Credit is to be issued.

(b)    At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Lender with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the approval of the Issuing Lender and Administrative Agent. Such notice, to be effective, must be received by such Issuing Lender and the Administrative Agent not later than 3:00 p.m. (Cleveland, Ohio time) on the last Business Day on which notice can be given under this Section 2A.4(a). Following receipt of such notice and prior to the issuance of the requested Facility Letter of Credit, the Administrative Agent shall notify the Parent Borrower, the relevant Borrower and the applicable Issuing Lender of the amount of the Total Exposure after giving effect to (i) the issuance of such Facility Letter of Credit, (ii) the issuance or expiration of any other Facility Letter of Credit that is to be issued or will expire prior to the requested Issuance Date of such Facility Letter of Credit and (iii) the borrowing or repayment of any Revolving Loans that (based upon notices delivered to the Administrative Agent by the Parent Borrower) are to be borrowed or repaid prior to the requested Issuance Date of such Facility Letter of Credit. A Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $5,000,000, (ii) the Total Exposure shall not exceed the Aggregate Commitments, (iii) the LC Exposure of any Issuing Lender shall not exceed its Letter of Credit Commitment (unless such Issuing Lender otherwise consents), and (iv) the Revolving Exposure of any Issuing Lender shall not exceed its Revolving Commitment (unless such Issuing Lender otherwise consents). A Facility Letter of Credit shall not be issued, extended or renewed if the Issuing Lender has received written notice from the Administrative Agent at least one (1) Business Day prior to the date of such requested issuance, extension or renewal, that one or more applicable conditions contained in Section 4.2 shall not be satisfied. Administrative Agent shall promptly give a copy of the Letter of Credit Request to the other Lenders.

(c)    Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Lender shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Lender’s usual and customary business practices unless the Issuing Lender has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 2A.6(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(d)    The Issuing Lender shall give the Administrative Agent and the Borrower written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”) and the Administrative Agent shall promptly give a copy of the Issuance Notice to the other Lenders.

(e)    The Issuing Lender shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5    Reimbursement Obligations; Duties of Issuing Lender.

(a)    If the applicable Issuing Lender shall make any LC Disbursement in respect of a Facility Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, not later than 12:00 noon, Cleveland, Ohio time on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Cleveland, Ohio time, as applicable, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Cleveland, Ohio time, as applicable, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed in Dollars with a Floating Rate Borrowing under the Revolving Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Borrowing. If the Borrower fails to make such payment when due, then the Administrative Agent shall promptly notify the applicable Issuing Lender and each other Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of Floating Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(b)    If an Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (in the local time where the LC Disbursement is made regardless of when such reimbursement is due under Section 2A.5(a)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Borrowings; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (a) of this Section, then Section 2.12 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2A.5 to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

2A.6    Participation.

(a)    Immediately upon issuance by the Issuing Lender of any Facility Letter of Credit in accordance with the procedures set forth in Section 2A.4, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided that a Facility Letter of Credit issued by the Issuing Lender shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2A.6 if the Issuing Lender shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in Section 2A.2 is not then satisfied, and in the event the Issuing Lender receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or the Issuing Lender receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Revolving Lender’s obligation to make further Revolving Loans to the Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or issue any Letters of Credit on behalf of Borrower shall be reduced by such Lender’s Percentage of each Facility Letter of Credit outstanding.

(b)    In the event that the Issuing Lender makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Lender pursuant to Section 2A.7 hereof, the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Percentage of each LC Disbursement made by such Issuing Lender in Dollars and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. The failure of any Revolving Lender to make available to the Administrative Agent for the account of any Issuing Lender its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

(c)    Whenever the Issuing Lender receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Lender shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.

(d)    Upon the request of the Administrative Agent or any Lender, an Issuing Lender shall furnish to the Administrative Agent or such Lender copies of any Facility Letter of Credit to which that Issuing Lender is party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender.

(e)    The obligations of a Lender to make payments to the Administrative Agent for the account of each Issuing Lender with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Lender to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7    Payment of Reimbursement Obligations.

(a)    The Borrower agrees to pay to each Issuing Lender the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Lender under or in connection with any Facility Letter of Credit when due in accordance with Section 2A.5(a) above, and the Borrower’s obligation to reimburse in accordance with Section 2A.5(a) shall be absolute, unconditional and irrevocable, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Lender or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents, or any term or provision therein;

(ii)    the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii)    any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)    the occurrence of any Default or Unmatured Default;

(vi)    payment by the Issuing Lender under a Facility Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Facility Letter of Credit; or

(vii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Facility Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility Letter of Credit.

(viii)    In the event any payment by the Borrower received by the Issuing Lender with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Lender in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuing Lender, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Lender upon the amount required to be repaid by the Issuing Lender.

2A.8    Compensation for Facility Letters of Credit.

(a)    Subject to Section 2.27, the Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, based upon such Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) that is equal to the LIBOR Applicable Margin. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility Termination Date. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Percentages thereof.

(b)    The Issuing Lender also shall have the right to receive solely for its own account an issuance fee of 0.125% per annum of the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) issued by such Issuing Lender, payable by the Borrower for each such Facility Letter of Credit. The issuance fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility Termination Date. The Issuing Lender shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Lender’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder. The Borrower shall pay such other amounts when due to the Issuing Lender in accordance with such Issuing Lender’s standard schedule for such other amounts.

2A.9    Letter of Credit Collateral Account. The Borrower hereby agrees that it will, from the time a deposit is required pursuant to Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.27(c) until Obligations are satisfied and all Facility Letters of Credit have expired or been terminated, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. Such Letter of Credit Collateral Account shall be funded to the extent required by Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.27(c). In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of itself, the Issuing Lender and the Lenders, a properly perfected security interest in and lien on the

Letter of Credit Collateral Account, any cash or other funds, notes, certificates of deposit and other instruments that may hereafter be on deposit in such account, any certificates or instruments from time to time evidencing or representing the Letter of Credit Account, all interest, dividends and other property distributed in respect of or in exchange for the foregoing, and the proceeds thereof (the “Letter of Credit Collateral”), all to secure the payment and performance of the Obligations. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 2A.9.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1    Increased Costs. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Fixed Rate) or the Issuing Lender;

(ii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Facility Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its Parent, as the case may be, as specified in this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2    Capital Adequacy. If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s Parent, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility Letters of Credit held by, such Lender, or the Facility Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s Parent could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s Parent with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s Parent for any such reduction suffered. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its Parent, as the case may be, as specified in this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3    Availability of Types of Borrowings.

(a)    If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Borrowing and require any LIBOR Rate Borrowings of the affected Type to be repaid, provided that if the Borrower is required to so repay a LIBOR Rate Borrowing, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.

(b)    If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Base Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the LIBOR Base Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as a Floating Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowings shall be permitted.

3.4    Funding Indemnification. If any payment of a ratable LIBOR Rate Borrowing occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Borrowing is not made, or is not continued, converted or prepaid, in the case of a Eurocurrency Revolving Borrowing, on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, or the assignment of a ratable LIBOR Rate Borrowing pursuant to Section 2.19 shall occur on a date other than the last day of the applicable Interest Period, the Borrower will indemnify each Lender for any loss or cost (only if and to the extent that a Lender requests such indemnification from the Borrower) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Borrowing and shall pay all such losses or costs within fifteen (15) days after written demand therefor. Without limitation of any losses arising from changes in the Fixed Rate adverse to the Lenders, in no event will the administrative fee payable by the Borrower as a result of such early payment or failure to make an advance exceed $250 per contract occurrence per Lender (such amount shall be payable only if and to the extent that a Lender requests such an administrative fee from the Borrower) to be billed by the Administrative Agent ten (10) Business Days following quarter-end along with breakage costs. Only if and to the extent that a Lender requests breakage costs from the Borrower, breakage costs for the Eurocurrency Borrowings shall be determined by the Administrative Agent on behalf of that Lender by multiplying the amount prepaid by the amount, if any, by which (x) a LIBOR-based rate for a term quoted on Bloomberg Page BBAM1 and closest to (but at least as long as) the remaining duration of the Interest Period as the case may be for the principal sum being prepaid, and for an amount comparable to such principal sum, is less than (y) the LIBOR Base Rate in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of the occurrence of the event giving rise to the LIBOR Rate break funding.

3.5    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI (or successor form);

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

3.6    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Borrowings under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1    Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loans, if any, is subject to the following conditions: (a) the Borrower shall, prior to or concurrently with such initial Borrowing, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower or DDR, as applicable, shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:

(i)    The duly executed originals of the Loan Documents, including the Notes, payable to each of the Lenders, this Agreement, and the DDR Guaranty;

(ii)    Certificates of good standing for each of the Borrower and DDR from its state of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Closing Date;

(iii)    Copies of the formation documents (including code of regulations, if appropriate) of each of the Borrower and DDR certified by an officer of the Borrower or DDR, as applicable, together with all amendments thereto;

(iv)    Incumbency certificates, executed by officers of the Borrower and DDR, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents to which the Borrower or DDR is a party and, solely in the case of the Borrower, to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or DDR, as applicable;

(v)    Copies, certified by a Secretary or an Assistant Secretary of the Borrower and DDR, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and DDR;

(vi)    A written opinion of (a) the Borrower’s counsel, addressed to the Lenders in form and substance as the Administrative Agent may reasonably approve and (b) DDR’s counsel, addressed to the Lenders in form and substance as the Administrative Agent may reasonably approve;

(vii)    A certificate, signed by an officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower are true and correct as of the initial Borrowing Date provided that such certificate is in fact true and correct;

(viii)    The financial statements of the Borrower for the fiscal quarter ended March 31, 2018;

(ix)    UCC financing statement, judgment, and tax lien searches with respect to the Borrower from its State of organization;

(x)    Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(xi)    Written money transfer instructions, in substantially the form of Exhibit D hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested; and

(xii)    Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

4.2    Each Borrowing. The Lenders shall not be required to make any Borrowing and the Issuing Lender shall not be required to issue, amend, renew or extend any Facility Letters of Credit, unless on the applicable Borrowing Date or Issuance Date (or date of amendment, renewal or extension of a Facility Letter of Credit):

(i)    There exists no Default or Unmatured Default;

(ii)    The representations and warranties of the Borrower contained in Article V are true and correct in all material respects as of such date with respect to Borrower and to any Subsidiary in existence on such date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such Borrowing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct on and as of such earlier date;

(iii)    The External Management Agreement shall be in full force and effect, DDR Asset Management, LLC or another Wholly-Owned Subsidiary of DDR is the “Service Provider” under the External Management Agreement and the Borrower has not (A) delivered or received a notice of termination with respect to the External Management Agreement or (B) received a notice of default under the External Management Agreement;

(iv)    There exists no Event of Default (as defined in the CMBS Loan Agreement) under the CMBS Loan Agreement; and

(v)    There exists no Guarantor Default (as defined in the DDR Guaranty).

Each Borrowing Request with respect to each such Borrowing or such Letter of Credit Request shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied or otherwise waived by the Lenders in accordance with Section 8.2.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1    Existence. RVI is a corporation duly organized and validly existing under the laws of the State of Ohio, with its principal place of business in Beachwood, Ohio and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except to the extent that the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect).

5.2    Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3    No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the Borrower’s execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which the Borrower is a party other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission.

5.4    Financial Statements; Material Adverse Change. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. Since March 31, 2018, there has been no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5    Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and remain outstanding for amounts in excess of $250,000. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6    Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the disclosure of the litigation identified on Schedule 3 or in a notice to Administrative Agent, unless such disclosure has been approved by the Required Lenders, the Borrower, based on consultation with its counsel, represents that the Borrower is unlikely to suffer any material adverse result in such litigation that could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Closing Date on or about the date such material contingent obligations are incurred.

5.7    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.8    Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Borrower, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances and purposes for which such information was provided at such time.

5.9    Regulation U. The Borrower has not used the proceeds of any Borrowing to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement. The Borrower and its Subsidiaries are not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

5.10    Material Agreements. Neither the Borrower nor any Subsidiary is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.11    Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.12    [Reserved].

5.13    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Facility Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.15    Solvency.

(i)    Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)    The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16    Insurance. The Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(i)    Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(ii)    Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(iii)    Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(iv)    Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

5.17    REIT Status. The Borrower is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.18    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Closing Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    To the best knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.

(b)    To the best knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c)    Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(i)    To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

ARTICLE VI.

COVENANTS

During the term of this Agreement and until payment in full of the Obligations and termination of the Aggregate Commitments, unless the Required Lenders shall otherwise consent in writing:

6.1    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i)    As soon as available, but in any event not later than 45 days after the close of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended September 30, 2018, for the Borrower and its Subsidiaries, a copy of Borrower’s Financial Statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by RVI’s chief financial officer or chief accounting officer;

(ii)    As soon as available, but in any event not later than 30 days after the close of the prior fiscal year, an annual operating budget and forecast with respect to the Borrower, which operating budget and forecast (commencing with the operating budget and forecast delivered after the fiscal year ending December 31, 2018) prepared in form and substance reasonably satisfactory to Agent;

(iii)    As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, audited annual financial statements in the form filed as 10-K, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by the Accountants;

(iv)    Together with the quarterly and annual financial statements required hereunder, (A) a compliance certificate in substantially the form of Exhibit B hereto signed by RVI’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine the Leverage Ratio and compliance with the Tangible Net Worth Covenant and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof and (B) an asset schedule listing all consolidated assets and their net operating income signed by RVI’s chief financial officer or chief accounting officer;

(v)    As soon as possible and in any event within 10 days after a responsible officer of RVI knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of RVI, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(vi)    As soon as possible and in any event within 10 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;

(vii)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

(viii)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission;

(ix)    Promptly upon the receipt or delivery thereof, as applicable, copies of all notices of termination with respect to and notices of default under the External Management Agreement; and

(x)    Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.1(i), (iii), (vii) or (viii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Article XIII; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.2    Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Borrowings for the general corporate purposes of the Borrower, including, without limitation, working capital needs, the repayment of Indebtedness, financing for property acquisitions of new Projects, the construction of new improvements or expansions of existing improvements on Projects, the repayment of outstanding Borrowings, the making of investments in First Mortgage Receivables, the making of Mezzanine Debt Investments and the making of Passive Non-Real Estate Investments. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Borrowings and Facility Letters of Credit to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender. The Borrower will not request any Borrowing or Facility Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Facility Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3    Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4    Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office, residential or industrial properties, ancillary businesses specifically related to such types of properties and any other investments permitted by this Agreement.

6.5    Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted.

6.9    Tangible Net Worth. The Borrower will not permit its total Consolidated Market Value minus its Consolidated Outstanding Indebtedness to be less than $500,000,000, as of any date of determination.

6.10    Maintenance of Status. The Borrower shall at all times maintain its status as a “publicly offered REIT” as defined in Section 562(c)(2) of the Code.

6.11    Restricted Payments. If a Default has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than (a) dividends with respect to its Capital Stock payable solely in additional shares of its

Capital Stock, (b) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of the Borrower or its Subsidiaries in the ordinary course, or (c) dividends and distributions by the Borrower to its shareholders in an amount not to exceed the minimum amount necessary for the Borrower to maintain its tax status as a real estate investment trust, as reasonably determined by the Borrower.

6.12    Merger; Sale of Assets.

(a)    The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger (other than (i) mergers in which the Borrower or such Subsidiary is the survivor, (ii) mergers of Subsidiaries (but not the Borrower) as part of transactions that are not prohibited by this Agreement provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower and (iii) mergers of Subsidiaries permitted by the proviso below), consolidation or reorganization or transfer or otherwise dispose of all or substantially all of their Properties, except for (i) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, (ii) mergers solely to change the jurisdiction of organization of a Subsidiary, and (iii) as otherwise approved in advance by the Required Lenders, provided, however, notwithstanding the foregoing, transfers by Borrower and/or any of its Subsidiaries of all or substantially all of their respective Properties and mergers of any Subsidiary with and into any other Person shall be permitted only so long as after giving effect to any such transfer or merger, Borrower remains in compliance with the Tangible Net Worth Covenant set forth herein. The Borrower will not reorganize itself under the laws of any jurisdiction other than the United States of America or any state thereof.

(b)    Without the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any of their respective Properties or Projects if a Default has occurred and is continuing.

(c)    The Borrower shall deliver to the Administrative Agent and the Lenders prior written notice of the sale, transfer or other disposition of any Property owned by Borrower in a single transaction for consideration in excess of $400,000,000. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower’s chief financial officer or chief accounting officer certifying that the Borrower is in compliance in all material respects with this Agreement and the other Loan Documents and would be in compliance with the Tangible Net Worth Covenant set forth in Section 6.6 using the most recent quarterly financial statements then available and after giving effect to the proposed transaction (or will be after making the required prepayments described in the next paragraph), along with a certification that the Borrower has no knowledge of any facts or circumstances that would make any such information inaccurate, incomplete or otherwise misleading in any material respect.

To the extent such proposed transaction would result in a failure to comply with the Tangible Net Worth Covenant set forth herein, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Indebtedness in an amount equal to that which would be required to reduce the Obligations or other Indebtedness of any Subsidiary so that Borrower will be in compliance with the Tangible

Net Worth Covenant upon the consummation of the contemplated transaction. Amounts prepaid hereunder shall be applied to the Obligations in accordance with Section 2.8.

6.13    Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a substantial portion of its Property in order to concurrently or subsequently lease such Property as lessee.

6.14    Certificate of Beneficial Ownership and Other Additional Information. The Borrower will provide to Agent and the Lenders: (i) upon the request of Agent or any Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.15    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(ii)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)    Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)    Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries; and

(v)    Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

6.16    Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17    Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Indebtedness except:

(i)    Indebtedness incurred under this Agreement;

(ii)    Indebtedness outstanding as of the date hereof under the CMBS Loan Agreement;

(iii)    Indebtedness arising from honoring by a bank or other financial institution of a check or draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(iv)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(v)    additional unsecured Indebtedness in an aggregate outstanding principal amount not to exceed $2,500,000 at any time; and

(vi)    to the extent constituting Indebtedness, additional amounts owing or accruing to DDR under the Separation and Distribution Agreement, the External Management Agreement and/or any related property management agreements.

6.18    [Reserved].

6.19    Environmental Matters. Borrower and its Subsidiaries shall:

(a)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Nonpayment of any principal payment on any Note, Loan or Reimbursement Obligation when due.

7.2    Nonpayment of interest upon any Note or of any Facility Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3    The breach of any of the terms or provisions of Sections 6.2 through 6.17.

7.4    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.5    The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent or any Lender.

7.6    Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness, in excess of $2,500,000 in the aggregate, after giving effect to any applicable cure, grace or forbearance periods; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits Indebtedness in excess of $2,500,000 in the aggregate to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, after giving effect to any applicable cure, grace or forbearance periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome).

7.7    The Borrower, or any one or more of Borrower’s Subsidiaries having collectively more than $25,000,000 of Equity Value (or in the case of any one or more of Borrower’s Subsidiaries that is not a Wholly-Owned Subsidiary, such Subsidiary or Subsidiaries for which the Borrower’s proportionate share of the Equity Value of such Subsidiary or Subsidiaries exceeds $25,000,000 in the aggregate), shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property constituting, in the aggregate, more than $25,000,000 of Equity Value, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8    A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any one or more of Borrower’s Subsidiaries having collectively more than $25,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, such Subsidiary or Subsidiaries for which the Borrower’s proportionate share of the Equity Value of such Subsidiary or Subsidiaries exceeds $25,000,000 in the aggregate), or for any portion of the Property of the Borrower or such Subsidiary constituting, in the aggregate, more than $25,000,000 of Equity Value, or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any such Subsidiary or Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9    The Borrower or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower or any Subsidiary would exceed $25,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $2,000,000 or requires payments exceeding $1,000,000 per annum.

7.11    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

7.12    Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates if the estimated costs of remediation at all such Properties in the aggregate exceed $25,000,000.

7.13    The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.14    A Guarantor Default (as defined in the DDR Guaranty) shall occur.

7.15    The Borrower, DDR or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other Loan Document, or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

7.16    A Change of Control shall occur.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the Revolving Commitments and all other obligations of the Lenders to make Loans and of the Issuing Lender to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. If any other Default occurs, the Required Lenders, at any time prior to the date that such Default has been fully cured, may terminate or suspend the Aggregate Commitments and all other obligations of the Lenders to make Loans hereunder and to issue Facility Letters of Credit, whereupon (in the case of termination) the Aggregate Commitments and such other obligations of the Lenders shall terminate, or declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower under the Loan Documents.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent, the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to any Borrower described in Section 7.7 or 7.8. Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.8(b) and Section 2.27(c). Each such deposit pursuant to this paragraph or pursuant to Section 2.8(b) or Section 2.27(c) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of each Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the relevant Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.8(b) or Section 2.27(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.8(b) or Section 2.27(c), as applicable, and no Default shall have occurred and be continuing. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds will be invested by the Administrative Agent from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility Letters of Credit as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2    Amendments. Subject to this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower (or, in the case of the DDR Guaranty, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and DDR) may enter into written agreements supplemental hereto for the purpose of amending, modifying or waiving any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or any provision hereunder or under the other Loan Documents (and no such amendment or waiver shall be effective except pursuant to an agreement in writing entered into by the Borrower and the Required Lenders); provided however, that no such supplemental agreement or waiver shall, without the consent in writing of all Lenders affected thereby (and without the consent in writing of DDR in the case of clause (iv) below):

(i)    Forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Facility Fee, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or Facility Fees.

(ii)    Release DDR from its guarantee of the payment Obligations of the Borrower or any other future guarantor from any liability it may undertake with respect to the Obligations.

(iii)    Reduce the percentage specified in the definition of Required Lenders or change any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

(iv)    Extend the Facility Termination Date or increase the Aggregate Commitment beyond $30,000,000.

(v)    Permit the Borrower to assign its rights or obligations under this Agreement.

(vi)    Amend Sections 2.3, 2.13(ii), 2.24, 8.1, 8.2, 11.1 or 11.2.

(vii)    Except as provided in Section 2A.2, extend the expiration date of any Facility Letter of Credit beyond the Scheduled Facility Termination Date.

No amendment, modification or waiver that increases the Revolving Commitment of any Lender shall be effective without the consent of such Lender. No amendment, modification or waiver of any provision of this Agreement relating to the Administrative Agent or the Issuing Lender, including Section 2.27, or any Letter of Credit application and any bilateral agreement between the Borrower and the Issuing Lender regarding the Issuing Lender’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Lender in connection with the issuance of Facility Letters of Credit shall be effective without the written consent of the Administrative Agent or the Issuing Lender, as the case may be. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other technical defect in any provision of this Agreement or any other Loan Document (or, in the case of the DDR Guaranty, the Administrative Agent and DDR acting together), then the Administrative Agent and the Borrower or DDR, as applicable, shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

8.3    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX.

GENERAL PROVISIONS

9.1    Survival of Representations. All covenants, representations and warranties of the Borrower contained in this Agreement shall survive execution of this Agreement, delivery of the Notes, issuance of the Facility Letters of Credit and the making of the Loans herein contemplated, regardless of any investigation by any Lender and notwithstanding that any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    [Reserved].

9.4    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7    Expenses; Indemnification.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Facility Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (which shall be limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than one primary counsel, and one local counsel in each applicable jurisdiction, for all of the other Lenders and the Issuing Lenders (selected by the Required Lenders other than the Lender acting as Administrative Agent) and, solely in the case of a conflict of interest, one additional counsel for each affected Lender or Issuing Lender), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Facility Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility Letters of Credit.

(b)    The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than one primary counsel, and one local counsel in each applicable jurisdiction, for all of the other Lenders and the Issuing Lenders (selected by the Required Lenders other than the Lender acting as Administrative Agent) and, solely in the case of a conflict of interest, one additional counsel for each affected Lender or Issuing Lender), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of the Borrower’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Facility Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Facility Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Facility Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) any disputes solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Affiliates (other than (A) any proceeding against any Indemnitee solely in its capacity or in fulfilling its role as Administrative Agent, Issuing Lender, syndication agent, documentation agent, lead arranger, bookrunner or any other similar role with respect to the credit facility evidenced by this Agreement or (B) arising as a result of an act or omission by the Borrower or any of its Affiliates). This Section 9.7(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lenders in their capacity as such.

(d)    To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof;

provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)    All amounts due under this Section 9.7 shall be payable promptly after written demand therefor.

(f)    The provisions of this Section 9.7 shall survive the repayment of the Loans, the expiration or termination of the Aggregate Commitments, and the termination of this Agreement.

9.8    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9    Accounting. Except as provided to the contrary herein, including Section 1.6, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10    Severability of Provisions. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11    Non-Liability of Lenders. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the

Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from you by virtue of the transactions contemplated by the Loan Documents or its other relationships with you in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. You also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to you, confidential information obtained from other companies.

9.12    CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO.

9.13    CONSENT TO JURISDICTION.

(a)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF OHIO, AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY HERETO FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH OHIO COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, ANY PARTY HERETO FROM BRINGING A LEGAL ACTION OR PROCEEDING WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF

ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 9.13 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN AN OHIO COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)    EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15    [Reserved].

9.16    [Reserved].

9.17    [Reserved].

9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its Parent, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X.

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (which successor shall be consented to by the Borrower, such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if a Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Cleveland, Ohio, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring

Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.7 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor, which appointment shall, provided no Unmatured Default or Default exists, be consented to by the Borrower, which consent shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective on the Removal Effective Date in accordance with such notice and (1) the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

The provisions of this Article X shall survive the repayment of the Loans, the expiration or termination of the Aggregate Commitments and the termination of this Agreement.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, subject to Section 11.2, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured.

11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Facility Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Facility Letter of Credit), Participants (to the extent provided in Section 12.2) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, DDR shall be an express third-party beneficiary of, and entitled to rely on and enforce the provisions of Section 6.10 and Section 8.2 hereof (solely in the case of Section 8.2, requiring the consent in writing of DDR as a condition precedent to the effectiveness of any supplemental agreement to extend the Facility Termination Date or increase the Aggregate Commitment beyond $30,000,000).

12.2    Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Sections 3.5(f) and (g) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender and the information and documentation required under Section 3.5(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 12.3; and (B) shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Facility Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Facility Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3    Assignments.

(a)    Subject to the conditions set forth in paragraph (ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, participations in Facility Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i)    the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee (but, in each case, the assignor or assignee shall send notice of such assignment to the Borrower);

(ii)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund; and

(iii)    each Issuing Lender, if such Person’s obligation to participate in Facility Letters of Credit would be increased by such assignment.

(b)    Assignments shall be subject to the following additional conditions:

(i)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(iv)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of Section 12.2 and this Section 12.3, the term “Ineligible Institution” have the following meanings:

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates.

(c)    Subject to acceptance and recording thereof pursuant to paragraph (iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.

(d)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.3 and any written consent to such assignment required by this Section 12.3, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

12.4    Lender Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.5    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 12.6.

12.6    Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers and market data collectors, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.7    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the

Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE XIII.

NOTICES

13.1    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to it at 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention of Chief Financial Officer (Telecopy No. (646) 219-6884), with a copy to 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention of General Counsel (Telecopy No. (216) 755-6820);

(ii)    if to the Administrative Agent or Issuing Lender, to PNC Bank, National Association, 1900 E. 9th Street, 22nd Floor, Mail Stop #: B7-YB13-22-1, Cleveland, Ohio 44114, Attention: John E. Wilgus, II; and

(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its administrative questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Electronic Systems.

(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lenders or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

ARTICLE XIV.

COUNTERPARTS

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

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[SIGNATURE PAGE 1 OF 1 – CREDIT AGREEMENT]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

Retail Value Inc., an Ohio corporation

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

PNC BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

By:	/s/ John E. Wilgus, II
Name:	John E. Wilgus, II
Title:	Senior Vice President